CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-273694 on Form S-6 of our report dated October 6, 2023, relating to the financial statements of FT 10989, comprising Target Dvd. Blend 4Q '23 - Term 1/9/25 (Target Dividend Blend, 4th Quarter 2023 Series) and Target High Quality Dvd. 4Q '23 - Term 1/9/25 (Target High Quality Dividend, 4th Quarter 2023 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 6, 2023